Exhibit 10.2

Written Description of Non-Employee Director Compensation

Each non-employee director is paid during each year a cash retainer of $55,000 (except the Lead Director, who receives a $60,000 retainer), plus grants of shares of the company’s common stock valued at $55,000 ($60,000 for the Lead Director).  The stock is granted under the company’s 2015 Equity Incentive Plan and is immediately vested when granted.  The cash retainer and stock grants are paid on a quarterly basis on the first business day of October, January, April and July of each year during the director’s service on the board of directors.  The amount of cash paid each quarter is 25% of the yearly cash retainer, and the number of shares granted each quarter is the number of shares valued at 25% of the yearly stock grant amount, to be determined with reference to the closing price of the company’s common stock on the quarterly grant date, with partial shares rounded to the nearest whole number of shares.